Exhibit 99.1

NYSE: MMP

_____________________________________________________________________________________________________

Date:	Feb.5, 2013

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Delivers Record Quarterly and Annual Financial Results
Targets Annual Distribution Growth of 10% for 2013 and at Least 10% for 2014

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit of $182.7 million for fourth quarter 2012, an increase of $42.9 million, or 31%, compared to $139.8 million for fourth quarter 2011.
Net income grew 39% to a quarterly record of $153.8 million for fourth quarter 2012 compared to $110.3 million for fourth quarter 2011, and diluted net income per limited partner unit increased to a record 68 cents in fourth quarter 2012 versus 49 cents in the corresponding 2011 period. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-generally accepted accounting principles (non-GAAP) financial measure, was 69 cents for fourth quarter 2012, slightly higher than the 68-cent guidance provided by management in Oct. 2012. All net income per unit amounts reflect the partnership's Oct. 2012 two-for-one split of its units.
Distributable cash flow (DCF), a non-GAAP financial measure that represents the amount of cash generated during the period that is available to pay distributions, increased to a quarterly record of $179.4 million for fourth quarter 2012 compared to $131.3 million during fourth quarter 2011.
“Magellan produced exceptional returns during 2012, generating record operating and financial results from our current assets, launching new crude oil opportunities that solidify our position as a key storage and logistics provider in the crude oil space and increasing cash distributions to our investors by 18% for the year,” said Michael Mears, chief executive officer. “We enter 2013 poised for an exciting year, with our solid business model, strong balance sheet and attractive fee-based growth projects expected to provide significant benefit for our investors and customers for years to come.”
An analysis by segment comparing fourth quarter 2012 to fourth quarter 2011 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Petroleum pipeline system. Pipeline operating margin was $193.4 million, an increase of $43.2 million and a quarterly record for this segment. Transportation and terminals revenues increased between periods primarily due to a 10% increase in transportation volumes, driven by significantly increased crude oil and gasoline shipments, and the

Exhibit 99.1

partnership's mid-2012 tariff increase. Crude volumes increased 54% resulting from deliveries to additional locations that are now connected to the partnership's pipeline system and increased deliveries to existing customers. Gasoline shipments increased 7% primarily attributable to higher volumes on the partnership's South Texas pipeline segments. The average tariff rate increased only slightly between periods as the benefit from the 8.6% rate increase implemented on July 1, 2012 was mostly offset by more crude oil and South Texas gasoline movements, which ship at a lower rate than the partnership's other pipeline shipments.
Operating expenses increased between periods primarily due to less favorable product overages (which reduce operating expenses) in fourth quarter 2012, partially offset by lower environmental accruals and less integrity spending in the current period based on the timing of maintenance projects.
Product margin (defined as product sales revenues less product purchases) increased $35.3 million between periods, including a $21.3 million increase associated with the timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership's commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership's actual cash product margin, which reflects only transactions that settled during the quarter, increased between periods primarily due to higher petroleum products blending profits as a result of selling more product at higher margins.
Petroleum terminals. Terminals operating margin was $50.1 million, an increase of $5.3 million and a quarterly record for this segment. The current period primarily benefited from new refined products tanks and higher rates at the partnership's marine terminals. Operating expenses decreased due to accruals in fourth quarter 2011 for potential historical air emission fees and increased integrity spending, partially offset by favorable adjustments in 2011 for property taxes and an insurance settlement to replace historical hurricane-damaged assets, with no such items benefitting fourth-quarter 2012 results. Product margin increased due to the sale of additional product overages in the current period.
Ammonia pipeline system. Ammonia operating margin was $4.3 million, an increase of $1 million. Revenues increased due to a higher average rate resulting from the partnership's mid-2012 tariff increase and more volumes transported under a higher-rate movement in 2012. Expenses decreased slightly because of lower asset integrity costs resulting from hydrostatic testing conducted on the pipeline during 2011.
Other items. Depreciation and amortization increased due to recent expansion capital expenditures, and G&A expenses increased primarily due to higher personnel costs resulting from increased benefit costs and enhanced payout expectations for equity-based incentive compensation programs due to the partnership's better-than-expected current and projected financial results. Net interest expense also increased in the current quarter as a result of additional borrowings due to the partnership's Nov. 2012 debt offering to fund capital spending. As of Dec. 31, 2012, the partnership had $2.4 billion of debt outstanding and $328.3 million of cash on hand.
Annual results
The partnership also produced record annual financial results in 2012. For the year ended Dec. 31, 2012, operating profit was $552.1 million compared to $522.9 million in the corresponding 2011 timeframe. Annual net income was $435.7 million in 2012 compared to $413.6 million in 2011, and full-year diluted net income per limited partner unit was $1.92 in 2012 and $1.83 in 2011. Annual DCF was a record $539.8 million in 2012, or 1.3 times the amount needed to pay distributions related to 2012, compared to $460.5 million in 2011.

Exhibit 99.1

Expansion capital spending expectations
Management remains focused on expansion opportunities, making significant progress on its current slate of projects with a record $365 million spent during 2012 on organic growth construction projects. Based on the progress of expansion projects already underway, the partnership plans to spend approximately $700 million during 2013 with an additional $290 million of spending in 2014 to complete these projects.
Magellan's Crane-to-Houston pipeline project (also known as the Longhorn pipeline) remains on schedule, with the partnership expecting to begin filling the reversed pipeline with crude oil in mid-March 2013 and beginning partial operations at an estimated 75,000 barrels per day (bpd) in mid-April, increasing to its full 225,000-bpd capacity in the third quarter of 2013. The Double Eagle joint venture is also proceeding and expected to be partially operational in March 2013, with full operation expected in the third quarter of 2013.
The recently-launched BridgeTex pipeline joint venture is underway, with right-of-way and permitting work in process. This pipeline is still expected to be operational in mid-2014.
The partnership also continues to evaluate more than $500 million of potential growth projects in earlier stages of development as well as possible acquisitions, both of which have been excluded from these spending estimates.
Financial guidance for 2013
Management currently expects to generate record DCF in 2013 of $570 million and is targeting annual distribution growth of 10% for 2013. Net income per limited partner unit is estimated to be $2.20 for 2013, with first-quarter guidance of 45 cents. Guidance excludes future NYMEX MTM adjustments on the partnership's commodity-related activities.
Based on the progress of Magellan's active growth projects, management currently believes it will be able to achieve annual distribution growth of at least 10% for 2014.
Management continues to believe the large majority of the partnership's operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing 15% or less of the partnership's operating margin.
Earnings call details
An analyst call with management regarding fourth-quarter results and 2013 guidance is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 389-5988 and provide code 1041722. Investors also may listen to the call via the partnership's website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 11. To access the replay, dial (888) 203-1112 and provide code 1041722. The replay also will be available at www.magellanlp.com.
Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership's internal financial reporting and is used by management to evaluate the economic performance of the partnership's operations.

Exhibit 99.1

Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership's commodity-related activities.
DCF is important in determining the amount of cash generated from the partnership's operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period.
Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership's profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management generally excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
The partnership's supporting schedules also include the non-GAAP financial measure of Adjusted EBITDA, which is an important financial measure utilized by the investment community to assess the financial results of an entity. A reconciliation of Adjusted EBITDA to net income accompanies this news release.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes petroleum products. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership's tariff rates imposed by the Federal Energy Regulatory Commission, the United States Surface Transportation Board or state regulatory agencies; (4) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership's terminals or pipelines; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and subsequent reports on Forms 8-K and 10-Q. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2012	2011	2012
Transportation and terminals revenues	$232,705	$248,937	$893,369	$970,744
Product sales revenues	254,036	252,906	854,528	799,382
Affiliate management fee revenue	192	1,352	770	1,948
Total revenues	486,933	503,195	1,748,667	1,772,074
Costs and expenses:
Operating	73,273	74,404	306,415	328,454
Product purchases	216,654	178,179	706,270	657,108
Depreciation and amortization	30,918	33,324	121,179	128,012
General and administrative	28,328	32,694	98,669	109,403
Total costs and expenses	349,173	318,601	1,232,533	1,222,977
Equity earnings (loss)	1,998	(1,914)	6,763	2,961
Operating profit	139,758	182,680	522,897	552,058
Interest expense	29,063	30,627	108,869	117,981
Interest income	(39)	(27)	(61)	(107)
Interest capitalized	(648)	(2,864)	(3,174)	(6,195)
Debt placement fee amortization expense	651	531	1,831	2,087
Income before provision for income taxes	110,731	154,413	415,432	438,292
Provision for income taxes	469	610	1,866	2,622
Net income	$110,262	$153,803	$413,566	$435,670

Allocation of net income (loss):
Limited partners' interest	$110,262	$153,803	$413,629	$435,670
Non-controlling owners' interest	—	—	(63)	—
Net income	$110,262	$153,803	$413,566	$435,670

Basic and diluted net income per limited partner unit	$0.49	$0.68	$1.83	$1.92

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	225,748	226,434	225,674	226,369

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	226,936	227,383	225,974	226,608

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2012	2011	2012
Petroleum pipeline system:
Transportation revenue per barrel shipped	$1.067	$1.069	$1.082	$1.086

Volume shipped (million barrels):
Refined products:
Gasoline	55.8	59.9	208.9	223.7
Distillates	37.0	36.8	136.0	136.7
Aviation fuel	5.0	4.8	25.3	21.5
Liquefied petroleum gases	0.4	0.6	4.9	8.5
Crude oil	13.4	20.6	43.2	72.0
Total volume shipped	111.6	122.7	418.3	462.4

Petroleum terminals:
Storage terminal average utilization (million barrels per month)	34.2	34.4	32.1	34.5
Inland terminal throughput (million barrels)	29.3	28.5	115.6	116.2

Ammonia pipeline system:
Volume shipped (thousand tons)	181	178	727	770

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2012	2011	2012
Petroleum pipeline system:
Transportation and terminals revenues	$165,034	$178,652	$637,764	$691,714
Less: Operating expenses	49,411	51,682	199,933	225,139
Transportation and terminals margin	115,623	126,970	437,831	466,575

Product sales revenues	246,952	244,605	824,763	766,967
Less: Product purchases	214,558	176,932	697,927	644,958
Product margin	32,394	67,673	126,836	122,009
Add: Affiliate management fee revenue	192	1,138	770	1,734
Equity earnings (loss)	1,997	(2,336)	6,761	2,583
Operating margin	$150,206	$193,445	$572,198	$592,901

Petroleum terminals:
Transportation and terminals revenues	$62,154	$63,927	$234,965	$254,121
Less: Operating expenses	21,628	20,761	93,031	95,160
Transportation and terminals margin	40,526	43,166	141,934	158,961

Product sales revenues	7,730	8,301	31,175	32,879
Less: Product purchases	3,442	1,961	12,761	15,447
Product margin	4,288	6,340	18,414	17,432
Add: Affiliate management fee revenue	—	214	—	214
Equity earnings	1	422	2	378
Operating margin	$44,815	$50,142	$160,350	$176,985

Ammonia pipeline system:
Transportation and terminals revenues	$6,217	$7,072	$23,648	$27,742
Less: Operating expenses	2,963	2,814	16,369	11,110
Operating margin	$3,254	$4,258	$7,279	$16,632

Segment operating margin	$198,275	$247,845	$739,827	$786,518
Add: Allocated corporate depreciation costs	729	853	2,918	2,955
Total operating margin	199,004	248,698	742,745	789,473
Less:
Depreciation and amortization expense	30,918	33,324	121,179	128,012
General and administrative expense	28,328	32,694	98,669	109,403
Total operating profit	$139,758	$182,680	$522,897	$552,058

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS
TO GAAP MEASURE
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	December 31, 2012
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$153,803	$0.68	$0.68
Deduct: Unrealized derivative gains associated with future physical product transactions	(26)	—	—
Add: Lower-of-cost-or-market adjustments	2,000	0.01	0.01
Excluding commodity-related adjustments	$155,777	$0.69	$0.69

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	226,434
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,383

*Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

Exhibit 99.1

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,		2013
	2011	2012	2011	2012	Guidance

Net income	$110,262	$153,803	$413,566	$435,670	$500,000
Interest expense, net	28,376	27,736	105,634	111,679	120,000
Depreciation and amortization (1)	31,569	33,855	123,010	130,099	148,000
Equity-based incentive compensation (2)	5,924	8,481	10,243	8,038	7,000
Asset retirements and impairments	1,070	2,047	8,599	12,622	7,000
Commodity-related adjustments:
Derivative losses/(gains) recognized in the period associated with future product transactions (3)	7,925	(26)	(5,909)	6,424
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	12,019	(18,171)	(15,162)	(12,893)
Lower-of-cost-or-market adjustments	(1,967)	2,000	1,017	983
Houston-to-El Paso cost of sales adjustments(5)	(2,702)	10,153	(2,316)	18,380
Total commodity-related adjustments	15,275	(6,044)	(22,370)	12,894	(8,000)
Other	(1,114)	4,413	(2,504)	4,850	(9,000)
Adjusted EBITDA	191,362	224,291	636,178	715,852	765,000

Interest expense, net	(28,376)	(27,736)	(105,634)	(111,679)	(120,000)
Maintenance capital	(31,717)	(17,202)	(70,002)	(64,396)	(75,000)
Distributable cash flow	$131,269	$179,353	$460,542	$539,777	$570,000

Distributable cash flow per limited partner unit	$0.58	$0.79	$2.04	$2.39	$2.51

Weighted average number of limited partner units paid distributions	226,200	226,679	225,656	226,320	226,679

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the years ended December 31, 2011 and 2012 was $17.6 million and $21.0 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2011 and 2012 of $7.4 million and $13.0 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its distributable cash flow calculations the full amount of the change in fair value of the associated derivative agreement.

(5) Cost of goods sold adjustment related to commodity activities for the partnership's Houston-to-El Paso pipeline to more closely resemble current market prices for distributable cash flow purposes rather than average inventory costing as used to determine the partnership's results of operations.